Exhibit 5

SHF Holdings, Inc.

AMENDED AND RESTATED - 2022 EQUITY INCENTIVE PLAN

Notice of AWARD

This is to notify you that you have been granted an award (the “Award”) under the SHF Holdings, Inc. Amended and Restated 2022 Equity Incentive Plan adopted October 4, 2022, (the “Plan”), subject to the terms and conditions set forth below and in the attached Award Agreement (“Agreement”). The Award is conditioned on your acknowledgment of receipt and acceptance in accordance with Section 9 of the Agreement.

Capitalized terms used in this Notice of Award and the Agreement, unless otherwise defined, shall have the meanings set forth in the Plan.

Summary of Award Terms

Grantee Details
Grantee Name:
Grant Date:
Award Type:	Restricted Stock Units
Award Number:
Settlement Date:
Vesting Commencement Date:
Vesting Schedule:

To the extent any category above is not completed with the applicable “Grantee Detail,” the same shall not apply to the Award without action pursuant to Section 15 of the Plan.

See the Award Agreement for additional terms governing the Award, including provisions regarding vesting, forfeiture, and transfer restrictions, among others.

SHF Holdings, Inc.

AMENDED AND RESTATED - 2022 EQUITY INCENTIVE PLAN

AWARD AGREEMENT

Pursuant to this Award Agreement (“Agreement”), and subject to the terms and conditions of the SHF Holdings, Inc. Amended and Restated 2022 Equity Incentive Plan adopted October 4, 2022, (the “Plan”), which Plan is incorporated by reference into this Agreement, SHF Holdings, Inc. (the “Company,” which term shall include affiliates thereof unless the context indicates otherwise) grants the Award to the Grantee, in each case as identified in the Notice of Award attached hereto (which Notice of Award forms part of this Agreement).

Grantee understands and acknowledges that his/her failure to timely execute the acknowledgement of receipt and acceptance in accordance with Section 9 of the Agreement shall render the Award and this Agreement null and void and of no force and effect.

1. GRANT

a)	Pursuant to the Plan, the Company hereby issues the Award to the Grantee on the Grant Date.

b)	If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by the Plan.Each Restricted Stock Unit (“RSU”) represents the right to receive one share of Class A Common Stock of SHF Holdings, Inc. (“Common Stock”), subject to the terms and conditions set forth in this Agreement and the Plan.

2. CONSIDERATION

The Award is made in consideration of the services rendered by the Grantee to the Company.

3. SETTLEMENT

a)	On or before the Settlement Date, the Company shall: (i) issue and deliver to the Grantee the number of shares of Common Stock as provided by the Award; and (ii) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee. The

b)	Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Award unless and until settlement. Notwithstanding anything herein to the contrary, if the Committee designates Grantee as a “specified employee” under the Plan, then settlement will be delayed in accordance with the Plan.

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c)	Subject to any exceptions set forth in this Agreement or the Plan, until such time as the Award is settled in accordance with this Section, no portion of the Award may be Transferred by the Grantee. Any attempt to Transfer the Award shall be wholly ineffective and, if any such attempt is made, the Award will be forfeited by the Grantee with the consequence that all of the Grantee’s rights to the Award shall immediately terminate without any further payment by, or consideration from, the Company.

4. No IMPACT ON Continued Service

The value of the Award is not part of Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position or at any compensation level by the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to either increase or decrease the compensation of, or to continue the services of, Grantee.

5. Tax Liability and Withholding

a)	The Grantee shall be required to pay the amount of any required withholding taxes in respect of the Award to the Company, and the Company shall have the right to take all such action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes (including, without limitation, deduction from any compensation paid to the Grantee pursuant to the Plan). The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any means authorized by the Plan, including the following:

(i) tendering a cash payment;

(ii) withholding the amount due from Grantee’s wages or compensation;

(iii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the Award; or

(iv) authorizing the Company to cancel any number of shares of Common Stock issuable in an amount sufficient to reimburse the Company for the amount it is required to so withhold;

provided, however, that no shares of Common Stock shall be withheld or cancelled with a value exceeding the maximum amount of withholding tax required by law

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b)	Notwithstanding any action taken by the Company hereunder, the ultimate tax liability for the Award is and remains the Grantee’s responsibility. Company makes no representation or undertakings regarding the tax liability of Grantee under any Award (including with respect to any grant, vesting, settlement or Transfer thereof). Company further does not commit to structure any Award to reduce or eliminate the Grantee’s tax-related liability. Notwithstanding anything herein to the contrary, Company in no event shall be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee.

6. Compliance with Law

The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code.

7. Discretionary Nature of Plan

The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. No Award or grant pursuant to the Plan creates any contractual right or other right to receive any Awards or grants in the future. No amendment, modification, or termination of the Plan shall constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company. The Committee has the right to amend, alter, suspend, discontinue or cancel any Award, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

8. MISCELLANEOUS

(a) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Delaware, without application to the principles of conflict of laws.

(b) Binding Nature of Agreement. This Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

(c) Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Board and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

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(d) Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Board of Directors of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(e) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective permitted successors and assigns.

(f) Entire Agreement; Amendments. This Agreement constitutes the entire agreement among the parties in respect of the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

(g) Non-Exclusivity. This Agreement shall not be construed as creating any limitations upon the right and authority of the Company to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as it may, in its sole and absolute discretion, determine desirable.

(h) Personal Data. Grantee consents to the collection, use, and transfer, in electronic or other form, of the Grantee’s personal data by the Company, the Committee, and any third party retained to administer the Plan for the exclusive purpose of administering the Award and Grantee’s participation in the Plan. The Grantee agrees to promptly notify the Committee of any changes in the Grantee’s name, address, or contact information during the entire period of Plan participation.

(i) Interpretation. In accordance with the Plan and this Agreement, the Committee shall have full discretionary authority to administer the Award, including discretionary authority to interpret and construe any and all provisions relating to the Award. Decisions of the Committee shall be final, binding, and conclusive on all parties.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

9. Acceptance

The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Award subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that the Award has tax consequences and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SHF HOLDINGS, INC.

Printed Name:
Title:

GRANTEE:

Sundie Seefried

Address:

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